Exhibit 5

January 19, 2012

Research Frontiers Incorporated
240 Crossways Park Drive
Woodbury NY 11797-2033

Re:	Registration Statement on Form S-8 filed by
Research Frontiers Incorporated

Ladies and Gentlemen:

We have acted as counsel to Research Frontiers Incorporated, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof with respect to 750,000 shares (the "Shares") of common stock, par value $.0001 per share, of the Company being registered in connection with the Company's 2008 Equity Incentive Plan (the "Plan").

As counsel to the Company, we have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all such corporate records of the Company, including the resolutions of the Company's board of directors and other records relating to the authorization, registration, sale, and issuance of the Shares, communications or certifications of public officials and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that each authorized and unissued Share to be issued by the Company, when issued in accordance with the terms and conditions of the Plan, and assuming no changes in relevant law or facts, will be validly issued, fully paid, and non-assessable.

As to facts material to the opinions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and have not independently checked or verified the accuracy of such statements and representations. The opinions expressed herein are limited to the laws of the State of Delaware, as currently in effect, and we express no opinion as to the laws of any other jurisdiction. The opinions contained in this letter are expressed as of the date hereof, and we do not have, nor do we assume, any obligation to advise of any changes in any facts or applicable laws after the date hereof that may effect the opinions we express herein.

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement and any amendment thereto and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

DUANE MORRIS LLP

/s/ DUANE MORRIS LLP